Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (Registration Statement No. 333-104321) of The Sports Authority, Inc. (f/k/a Gart Sports Company), of our report dated June 27, 2003, with respect to the statement of net assets available for benefits of The Sports Authority 401(k) Savings and Profit Sharing Plan as of December 31, 2002 included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

June 21, 2004